Exhibit 10.5

NITROMED, INC.

Agreement

THIS AGREEMENT by and between NitroMed, Inc., a Delaware corporation (the “Company”), and                              (the “Employee”) is made as of the date set forth below (the “Effective Date”).

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ, the Company agrees that the Employee shall receive the severance benefits set forth in this Agreement in the event the Employee’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

1.               Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1                                 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)                                  the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii)

any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or

(b)                                 such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the  Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)                                  the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)                                 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2                                 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Employee’s employment with the

Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

1.3                                 “Cause” means:

(a)                                  the Employee’s continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Employee gives written notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Employee from the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes the Employee has not substantially performed the Employee’s duties; or

(b)                                 the Employee’s willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company.

1.4                                 “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Employee in respect thereof, such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Employee).

(a)                                  the assignment to the Employee of duties which result in a material diminution of the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”);

(b)                                 a material reduction in the Employee’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;

(c)                                  the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee immediately prior to the Measurement Date, unless an equitable arrangement

(embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program or (ii) continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date;

(d)                                 a change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is more than 50 miles from the location at which the Employee performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Employee travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

(e)                                  the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 5.1; or

(f)                                    any material breach by the Company of this Agreement with the Employee.

The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

1.5                                 “Disability” means the Employee’s absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

1.6                                 “Code” means the Internal Revenue Code of 1986, as amended.

2.               Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the termination of the Employee’s employment with the Company prior to the Change in Control Date, (c) the date 12 months after the Change in Control Date, if the Employee is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Employee’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Employee written notice that the Term will not be extended.

3.               Employment Status; Termination Following Change in Control.

3.1                                 Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time. If the Employee’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Employee shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.

3.2                                 Termination of Employment.

(a)                                  If the Change in Control Date occurs during the Term, any termination of the Employee’s employment by the Company or by the Employee within 12 months following the Change in Control Date (other than due to the death of the Employee) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 6. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Employee’s death, or the date of the Employee’s death, as the case may be.

(b)                                 The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting any such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(c)                                  Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.

(d)                                 Any Notice of Termination for Good Reason given by the Employee must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

4.               Benefits to Employee.

4.1                                 Stock Acceleration. If the Change in Control Date occurs during the Term and the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason within 12 months following the Change in Control Date,           % of the then outstanding and unexercisable options to

purchase shares of Common Stock of the Company held by the Employee shall become immediately exercisable in full.

4.2                                 Compensation. If the Change in Control Date occurs during the Term and the Employee’s employment with the Company terminates within 12 months following the Change in Control Date, the Employee shall be entitled to the following benefits:

(a)                                  Termination Without Cause or for Good Reason. If the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason within 12 months following the Change in Control Date, then, subject to Section 4.4 below, the Employee shall be entitled to the following benefits:

(i)                                     the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(1)                                  the sum of (A) the Employee’s base salary through the Date of Termination and (B)  the amount of any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)                                  the amount equal to (A)          multiplied by (B) the Employee’s highest annual base salary during the two-year period prior to the Change in Control Date.

(ii)                                  for          months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Employee and the Employee’s family at least equal to those which would have been provided to them if the Employee’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Employee and his family, in effect generally at any time thereafter with respect to other peer executives of the Company; provided, however, that if the Employee becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Employee and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Employee and his family;

(iii)                               to the extent not previously paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive following the Employee’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)                              for purposes of determining eligibility (but not the time of commencement of benefits) of the Employee for retiree benefits to which the Employee is

entitled, the Employee shall be considered to have remained employed by the Company until          months after the Date of Termination.

(b)                                 Resignation without Good Reason; Termination for Death or Disability. If the Employee voluntarily terminates his employment with the Company within 12 months following the Change in Control Date, excluding a termination for Good Reason, or if the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability within 12 months following the Change in Control Date, then the Company shall (i) pay the Employee (or his estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Employee the Other Benefits.

(c)                                  Termination for Cause. If the Company terminates the Employee’s employment with the Company for Cause within 12 months following the Change in Control Date, then the Company shall (i) pay the Employee, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Employee’s annual base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Employee, in each case to the extent not previously paid, and (ii) timely pay or provide to the Employee the Other Benefits.

4.3                                 Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise.

4.4                                 Section 409A of the Code. To the extent that any amount to be paid or provided to Employee in connection with a separation from service pursuant to this Agreement is subject to Section 409A of the Code and at the time of the separation from service the Employee is considered a specified employee within the meaning of Section 409A of the Code, then such payment shall not be made until the date (the “Payment Date”) that is 6 months and 1 day after such separation from service (the “Six Month Period”). All amounts which would have been paid during such Six Month Period will be paid in a lump sum on such Payment Date.

5.               Successors.

5.1                                 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall constitute Good Reason if the Employee elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

5.2                                 Successor to Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

6.               Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 125 Spring Street, Lexington, MA 02421-7801, Attention:  Secretary, with a copy to Steven D. Singer, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and to the Employee at the Employee’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

7.               Miscellaneous.

7.1                                 Employment by Subsidiary. For purposes of this Agreement, the Employee’s employment with the Company shall not be deemed to have terminated solely as a result of the Employee continuing to be employed by a wholly-owned subsidiary of the Company.

7.2                                 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.3                                 Injunctive Relief. The Company and the Employee agree that any breach of this Agreement by the Company is likely to cause the Employee substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employee shall have the right to specific performance and injunctive relief.

7.4                                 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

7.5                                 Waivers. No waiver by the Employee at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

7.6                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

7.7                                 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

7.8                                 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For the avoidance of doubt, this Agreement provides for the payment of benefits to the Employee, if any, solely in the event of a Change of Control in accordance with the terms of this Agreement. This Agreement does not provide for the payment of benefits to the Employee in the event of termination other than in connection with a Change of Control in accordance with the terms of this Agreement. Accordingly, in no event will the Employee be entitled to payments pursuant to both Section 4.2 of this Agreement and any other severance agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, made by any officer, employee or representative of the Company, including without limitation either (x) severance arrangements provided for in an offer letter of employment with the Company or (y) in that certain Executive Severance Benefit Plan dated March 20, 2006 (the “Severance Plan”), as such Severance Plan may be superceded, modified or amended by the Company.

7.9                                 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

7.10                           Employee’s Acknowledgements. The Employee acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

NITROMED, INC.

By:

Title:

[NAME OF EMPLOYEE]

Signature

Address:

Date:

NitroMed, Inc.

Schedule of Executive Officers Party to Form of Agreement Attached Hereto

The executive officers of NitroMed, Inc. named below have entered into the preceding form of Agreement. The following chart illustrates the material differences in the terms of the form of Agreement entered into by each such executive officer:

Name of Executive Officer	Date of Agreement	Stock Acceleration	Severance Payment	Period of Continuation of Benefits	Period of Determining Eligibility for Retiree Benefits
Michael L. Sabolinski, M.D.	4/10/06	100% of then outstanding stock options accelerate	100% of highest annual base salary during the two-year period prior to the change in control date	12 months after date of termination	12 months after date of termination

L. Gordon Letts, Ph.D.	4/5/06	100% of then outstanding stock options accelerate	100% of highest annual base salary during the two-year period prior to the change in control date	12 months after date of termination	12 months after date of termination

Mark H. Pavao	4/5/06	100% of then outstanding stock options accelerate	100% of highest annual base salary during the two-year period prior to the change in control date	12 months after date of termination	12 months after date of termination

Gerald Bruce	4/26/06	100% of then outstanding stock options accelerate	200% of highest annual base salary during the two-year period	24 months after date of termination	24 months after date of termination

prior to the change in control date

AND

Average of last 2 annual bonuses received or current bonus target or bonus guarantee, whichever is higher

AND

Any cost of living payments existing at the time of the change in control date

James G. Ham, III	4/9/06	50% of then outstanding stock options accelerate	50% of highest annual base salary during the two-year period prior to the change in control date	6 months after date of termination	6 months after date of termination

Jane A. Kramer	4/11/06	50% of then outstanding stock options accelerate	50% of highest annual base salary during the two-year period prior to the change in control date	6 months after date of termination	6 months after date of termination

Lisa E. Kelly	4/11/06	50% of then outstanding stock options	50% of highest annual base	6 months after date of	6 months after date of

accelerate	salary during the two-year period prior to the change in control date	termination	termination